EXHIBIT (d)(6)

                      CONTRACTUAL MANAGEMENT FEE WAIVER AND
                      -------------------------------------
                         EXPENSE REIMBURSEMENT AGREEMENT
                         -------------------------------


         AGREEMENT made this 1st day of October, 2007 by and between GABELLI EQUITY SERIES FUNDS, INC., a Maryland corporation (the "Company") on behalf of THE GABELLI WOODLAND SMALL CAP VALUE FUND (the "Fund"), and GABELLI FUNDS, LLC (the "Adviser").

         With respect to the Fund, the Adviser hereby agrees to waive management fees and/or reimburse expenses to the extent necessary to maintain the Fund's Total Annual Operating Expenses at 2.00% for Class AAA Shares, 2.00% for Class A Shares, 2.75% for Class B Shares and 2.75% for Class C Shares of the average daily net assets of the Fund.

         This Agreement shall be renewable at the end of each one-year period for an additional one-year period upon the written agreement of the parties hereto.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first written above.


GABELLI EQUITY SERIES FUNDS, INC.         GABELLI FUNDS, LLC
ON BEHALF OF
THE GABELLI WOODLAND SMALL CAP
VALUE FUND

By:      /s/ Bruce N. Alpert              By:      /s/ Bruce N. Alpert
         ----------------------------              ----------------------------


Attest:  /s/ Christina G. Retacco         Attest:  /s/ Christina G. Retacco
         ----------------------------              ----------------------------



                                      C-9